Exhibit 99.1

News Release

Amkor Technology Announces Pricing of $300 Million of its 6.375% Senior Notes due 2022 and Refinancing of Existing Debt

CHANDLER, AZ, September 18, 2012 — Amkor Technology, Inc. (NASDAQ:AMKR) today announced that it has priced its offering of $300 million aggregate principal amount of its 6.375% Senior Notes due 2022 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The offering is expected to close on September 21, 2012, subject to satisfaction of customary closing conditions.

The Notes will be issued at par and will be senior unsecured obligations of the company. Interest will be payable semi-annually at a rate of 6.375% per annum on April 1 and October 1 of each year, commencing on April 1, 2013.

We expect to use a portion of the net proceeds of the Notes offering to repay approximately $224.9 million of debt of certain of our subsidiaries. Any remaining net proceeds would be used for general corporate purposes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s Securities and Exchange Commission (“SEC”) filings and on Amkor’s website: www.amkor.com.

Forward-Looking Statement Disclaimer

This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the closing of the Notes offering and the expected use of proceeds from the offering. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements including, but not limited to, that there can be no assurance that the Notes will be sold in the amount or on the terms expected or at all. Other important risk factors that could affect the outcome of the events set forth in these statements are discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our subsequent filings with the SEC made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.

Contacts

Amkor Technology, Inc.

Joanne Solomon

Executive Vice President and Chief Financial Officer

480-786-7878